UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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RADIUS HEALTH, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL PARTNERS LP

VELAN CAPITAL HOLDINGS LLC

VELAN CAPITAL INVESTMENT MANAGEMENT LP

VELAN CAPITAL MANAGEMENT LLC

ADAM MORGAN

BALAJI VENKATARAMAN

REPERTOIRE MASTER FUND LP

REPERTOIRE HOLDINGS LLC

REPERTOIRE PARTNERS LP

REPERTOIRE PARTNERS GP LLC

DEEPAK SARPANGAL

ERIC J. ENDE

CYNTHIA L. FLOWERS

ANN MACDOUGALL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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Velan Capital Investment Management LP and Repertoire Partners LP, together with the other participants named herein (collectively, the “Velan-Repertoire Group”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Radius Health, Inc., a Delaware corporation (the “Company”).

Item 1: On June 7, 2022, the Velan-Repertoire Group issued the following press release announcing the filing of its definitive proxy statement in connection with the Annual Meeting and the issuance of a letter to the Company’s stockholders. The full text of the letter is included below and is also attached hereto as Exhibit 1.

VELAN-REPERTOIRE GROUP FILES DEFINITIVE PROXY MATERIALS IN CONNECTION WITH RADIUS HEALTH 2022 ANNUAL MEETING

Sends Letter to Fellow Stockholders Detailing the Board’s Record of Persistent Value Erosion and Highlights Pathway to Unlock Tremendous Upside Potential

Cites Lack of Alignment with Stockholders, Poor Corporate Governance, Entrenchment Tactics and Strategic Mismanagement as Evidence that the Current Board Must Be Meaningfully Reconstituted

Urges Stockholders to Send a Clear Message that the Status Quo is No Longer Acceptable by Voting on the WHITE Card FOR the Election of Nominees Eric Ende, Cynthia Flowers and

Ann MacDougall to the Board

ALPHARETTA, GA – June 7, 2022 – Velan Capital Investment Management LP and Repertoire Partners LP (together with the other participants in their solicitation, “Velan-Repertoire” or “we”), collectively one of the largest stockholders of Radius Health, Inc. (“Radius” or the “Company”) (NASDAQ: RDUS), with beneficial ownership of approximately 7.7% of the outstanding shares and economic exposure to approximately 10.1% of the outstanding shares, announced today that it has filed definitive proxy materials in connection with its nomination of Eric Ende, Cynthia Flowers and Ann MacDougall to the Radius Board of Directors (the “Board”) at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). Velan-Repertoire also announced that it has mailed a letter to fellow Radius stockholders detailing the Board’s troubling track record of value destruction and calling on Radius stockholders to send a strong message to the Board at the upcoming Annual Meeting to be held on July 8, 2022 that meaningful change is immediately required. Velan-Repertoire also launched a website, fixradius.com, which contains important stockholder materials in connection with its campaign, including its definitive proxy statement for the Annual Meeting and instructions for contacting its proxy solicitor, Okapi Partners.

The full text of the letter Velan-Repertoire is mailing to Radius stockholders is found below:

Dear Fellow Stockholders:

Velan Capital Investment Management LP and Repertoire Partners LP (collectively, “Velan-Repertoire” or “we”) collectively beneficially own approximately 7.7% of Radius Health, Inc.’s (“Radius” or the “Company”) outstanding shares and have economic exposure to approximately 10.1% of the Company’s outstanding shares, making us one of the Company’s largest stockholders.

We are highly concerned by the significant destruction of value that has occurred under the watch of the current Board of Directors of Radius (the “Board”). As experienced healthcare investors, we can recognize when a lack of board oversight and alignment with stockholders has resulted in glaring mismanagement. This is what appears to have taken place at Radius, a company that we believe has tremendous upside potential.

We believe real and urgent change is needed to realize Radius’ intrinsic value and bridge the gap between the Company’s potential and its current share price.

Since 2020, we have engaged extensively with the Company. Our approach as long-term investors in the healthcare sector is to trust boards and management teams until they have given us a compelling reason not to. It is a methodology that has served us well while working with numerous companies, both public and private, to successfully maximize stockholder value. Unfortunately, we believe the time for placing faith in the Radius Board has passed. The Board has fostered a culture characterized by dismal performance, poor corporate governance, entrenchment tactics and a failure to properly oversee management’s strategy and execution. As a result, we believe the current directors have failed to act in the best interest of stockholders and new perspectives are urgently needed in the boardroom.

We are therefore asking for your vote to elect our highly qualified director nominees – Eric Ende, Cynthia Flowers and Ann MacDougall – to the Board at the upcoming 2022 Annual Meeting of Stockholders (the “Annual Meeting”). In weighing your decision, we ask that you consider the following:

Dismal Share Price Performance & Lack of Alignment with Stockholders

Radius has underperformed over nearly every relevant measurable period since becoming public on both an absolute basis and when compared to relevant indices and the broader market.

Source: Bloomberg, calculated as of March 7, 2022 (representing the unaffected price on the day we filed our initial Schedule 13D). IPO June 6, 2014. Mr. Martin assumed CEO role April 28, 2020.

Adding insult to injury is the fact that the Board, including President & Chief Executive Officer G. Kelly Martin, has minimal alignment with stockholders. Excluding options and performance units, the Board collectively owns ~0.2% of the Company. We view the Board as having no skin in the game given the lack of direct stock ownership through open market buying. What is even more astonishing is that Mr. Martin owns zero shares.1

This raises an obvious question: why should you continue to trust a Board that has overseen a precipitous decline in share price while remaining largely insulated from the pain we as stockholders have felt?

1 Excludes options and performance units.

Poor Corporate Governance and Lack of Effective Corporate Oversight

One of a board’s most important fiduciary responsibilities is to put the most qualified individuals in place as managers to execute a strategy and maximize stockholder value. We believe the Board of Radius has utterly failed in this regard. By his own admission, CEO Martin confirms our view that the Board has lacked effective oversight of the management team:

4Q 2020 Earnings Call (February 25, 2021)

•	“...I joined the company [nine months ago], and I can't explain the [TYMLOS patient growth during COVID] dynamics, frankly, whatsoever.”

Wells Fargo Fireside Chat (March 11, 2022)

•	“Look, when I came to this company, I didn't know anything about osteoporosis, really.”
•	“…there’s a lot of [patient] churn, as you said, Mohit, underneath that. I didn't fully understand that last year, and some people around me didn't fully understand it.”

RAD011 R&D Day (April 5, 2022)

•	“I spend…50% of my time on abaloparatide.”

In addition, the incumbent Board is highly inter-connected, with multiple directors having current and past relationships with each other. Since Mr. Martin assumed the role of President and CEO in April 2020, the Board added three “independent” directors – Sean Murphy, Machelle Sanders and Andrew von Eschenbach – each of whom previously worked with Mr. Martin or Owen Hughes, Chairman of the Board and Chair of the Nominating and Corporate Governance Committee. This calls into question whether these directors can truly be independent of Mr. Martin, and whether stockholders are well-served by this clear propensity for having friends in the boardroom. The Board has fostered a culture where CEO Martin can pack the Board with his friends, skirt accountability and continue to destroy stockholder value.

Entrenchment Tactics by the Board

The incumbent Board has shown a disturbing pattern of entrenchment. Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm, has consistently recommended AGAINST the election of the Company’s director nominees for at least the past three annual meetings, including Catherine Friedman and Jean-Pierre Garnier in 2019 – the last time they were up for election – due to the Board’s failure to remove or phase out stockholder-unfriendly governance provisions, including certain supermajority vote requirements and the classified structure of the Board.

On May 20, 2022, Radius added two additional members to the Board and proposed removing the supermajority voting requirements. This action implicitly confirms that there was a need for change which the Board neglected until we spoke up. Unfortunately, the current directors have further entrenched themselves by unilaterally making these defensive and reactionary changes. By expanding the Board from eight to ten members and putting the two new directors in the classes that are not up for election at the Annual Meeting, the Board has effectively disenfranchised stockholders and diluted the boardroom change that can be effected at the Annual Meeting. It is apparent that this Board only reacts when stockholders speak up, but then the Board’s response is defensive, cosmetic in nature and self-serving. We believe real and meaningful change is needed in the boardroom to ensure that decisions are made with the best interests of stockholders in mind.

Strategic Mismanagement and Suboptimal Commercial Execution

Radius has not enjoyed historical success and its failures have come at stockholders’ expense – the Company has an eye-popping accumulated deficit of $1.4 billion as of December 2021, $1.1 billion of which has occurred since its IPO in 2014. Instead of prioritizing TYMLOS (which CEO Martin admits only takes up half of his time) and seeking complementary assets within endocrinology, the Company is now lost due to a lack of oversight and strategic direction by the Board.

We believe Radius has made numerous key strategic mistakes. The most detrimental include:

•	A lack of focus on TYMLOS – this product is a differentiated and durable asset in the marketplace with true demand from a patient and demographic standpoint. However, in our view TYMLOS has been underutilized and neglected by a Board and management team that has been unable to successfully maximize the full potential of the asset. TYMLOS was launched almost five years ago yet continues to be underappreciated despite its potential to be a significant cash flow producer for Radius and its stockholders. We believe TYMLOS is an asset with significant capabilities and that the time of being cash flow negative and barely profitable should be a thing of the past.

•	A misguided shift around RAD011 – Radius has transitioned its focus towards RAD011, which we view as a suboptimal asset with a low likelihood of success. Even if Radius were to pivot RAD011 to focus on Angelman Syndrome, we view the cost required from an R&D standpoint and time to reach market as an unfavorable risk/reward profile. We also find it concerning that what was once a company grounded in its endocrinology expertise when Mr. Martin joined has now shifted to neurology with RAD011. This asset suits his background given the more than a decade he spent at Elan Corporation plc working on neurodegenerative diseases. In our view, it seems that the Board has positioned the Company to suit Mr. Martin’s interests at the expense of the Company’s best interests.

•	Neglected Strategy and Unengaged Directors – In 2017, Ms. Friedman and Dr. Garnier represented two of the three members of the Company’s Strategy Committee, which was focused on long-term business strategy including potential strategic transactions and business development opportunities. Unfortunately, it appears that Ms. Friedman and Dr. Garnier did not take this committee seriously – they did not meet at all in 2017 despite that being their first year on the committee. Over the next three years, the Strategy Committee would only meet nine times before it was dissolved in October 2020. We find it appalling that the Strategy Committee was of so little importance to Ms. Friedman and Dr. Garnier. By comparison, the Compensation Committee (of which Ms. Friedman and Dr. Garnier are members) met 20 times over the same time period. Notably, the Strategy Committee was dissolved before the Company’s acquisition of RAD011, which Radius proclaims as a lead pipeline asset worthy of an R&D day in April 2022. Further, Drs. Garnier and von Eschenbach each missed 33% of the Board meetings and 50% of the Nominating and Corporate Governance Committee meetings last year. Such poor attendance records are not acceptable nor indicative of actively engaged directors focused on creating value for stockholders. Thankfully stockholders have an opportunity to replace each of Ms. Friedman and Drs. Garnier and von Eschenbach at the Annual Meeting.

We Believe We Have a Superior Path Forward

We have nominated three highly qualified candidates who collectively have the experience and knowledge needed to help steer the Company to value creation and growth. Our nominees – Eric Ende, Cynthia Flowers and Ann MacDougall – bring strong pharmaceutical and financial experience and deep knowledge of effective corporate governance practices.

Our nominees have extensive pharmaceutical public company board experience and are independent of Velan-Repertoire. We believe their collective experience and knowledge will help guide Radius on a value creating path that will lead to commercial and financial success coupled with renewed strategic vision.

We believe significant opportunities exist to unlock value at Radius. Our independent nominees, if elected, are prepared to help Radius execute a plan that prioritizes the following initiatives:

(1)	Reinvigorate TYMLOS Commercialization Strategy – focus on commercialization efforts to increase patient conversion rates, prolong duration of therapy and promote TYMLOS’ differentiation in the marketplace to drive new patient enrollments.

(2)	Define Path to Monetizing Elacestrant – establish a clear strategy to monetize the Elacestrant cash flow and extract significant value out of the asset before or after a potential approval scenario.

(3)	Discontinue Internal Development/Spend for RAD011 and Plot a New Strategic Course – in our view, Radius will unlock significant stockholder value by focusing on true synergistic areas to TYMLOS and avoiding further cash burn on a program that we view with little conviction and that comes with a contentious history.

(4)	Optimize Financial Management and Improve Operational Efficiency – conduct a thorough review of all overhead and administrative spending as well as non-core projects with the goal of reducing spend to conserve capital for product commercialization.

Under a reconstituted and refocused Board, we believe Radius can generate $100+ million of annual Adjusted EBITDA. We believe a path to reaching this milestone is achievable by redefining the commercial organization to reinvigorate TYMLOS’ growth potential and by reducing unnecessary expenses. This significant cash flow will enable Radius to service its debt obligations and then pursue assets that have a higher ROIC and that are synergistic to TYMLOS. A highly-profitable company is within reach – a reconstituted Board is the first step for stockholders to seize this opportunity.

If elected, our nominees are committed to taking actions to increase value for all Radius stockholders. With improved leadership and oversight, we believe the future can be bright for Radius and its stakeholders. The status quo is unacceptable – embrace change by voting FOR our nominees on the WHITE proxy card.

It is time for accountability at Radius – Velan-Repertoire urges all stockholders to vote for change on the WHITE proxy card to elect Eric Ende, Cynthia Flowers and Ann MacDougall

We look forward to engaging further with you and taking this first step for change at Radius.

Sincerely,

Adam Morgan and Deepak Sarpangal

Velan Capital Investment Management LP and Repertoire Partners LP

Biographies of Velan-Repertoire’s Nominees

Eric Ende

We believe Dr. Ende’s scientific background and over 20 years of experience in the pharmaceutical and life sciences industries, as well as his prior public company board experience, would make him a valuable asset to the Board. Dr. Ende currently serves as the President of Ende BioMedical Consulting Group, Inc., a position he has held since 2009. Earlier in his career, he served as the senior biotechnology analyst at Merrill Lynch, from 2002 until 2008; as the senior biotechnology analyst at Bank of America Securities from 2000 through 2002; and as a biotechnology analyst at Lehman Brothers from 1997 to 2000. He currently serves on the boards of NeuBase Therapeutics, Inc., Avadel Pharmaceuticals plc, and Matinas BioPharma Holdings, Inc. Dr. Ende has a history of success in company activism exemplified by previous director experiences at Progenics Pharmaceuticals, Inc. until it was acquired by Lantheus Holdings, Inc. in June 2020, and Genzyme Corp. until it was acquired by Sanofi-Aventis in 2011.

Cynthia Flowers

We believe Ms. Flowers’ experience as an operator and her knowledge of strategic leadership priorities in the life sciences, biotechnology and pharmaceutical industries as well as her public company board experience make her well qualified to serve on the Board. Ms. Flowers currently serves as a Principal of EIR Advisory LLC. Her previous roles include serving as the President and Chief Executive Officer of the North America division of Ipsen Biopharmaceuticals, Inc., as President of the North American division of Eisai Co., Ltd. and as Vice President and General Manager of U.S. Oncology at Amgen Inc. She also previously held multiple commercial roles at Johnson & Johnson and at its pharmaceuticals subsidiary, Janssen Pharmaceutica, Inc. Ms. Flowers currently serves on the boards of directors of Hikma Pharmaceuticals plc, Caladrius Biosciences Inc. and G1 Therapeutics Inc. Ms. Flowers previously served on the boards of directors of Nanoform Finland PLC and Kadmon Holdings, Inc.

Ann MacDougall

We believe Ms. MacDougall’s knowledge in corporate governance and operational matters highlighted by her many years of experience on the boards and committees of pharmaceutical companies well qualifies her to serve on the Board. Ms. MacDougall currently serves as the Chief Executive Officer of The Dunollie Fund, a family impact investment fund that she co-founded in January 2018. She has served as a Senior Advisor to Encore.org and previously served as Encore’s President. In 2013, Ms. MacDougall was a Fellow at the Harvard University Advanced Leadership Initiative. Prior to that, she held several senior roles at Acumen Fund, a global impact investment fund focused on goods and services for low-income consumers, including most recently as Acumen’s Chief Operating Officer. Prior to Acumen, Ms. MacDougall had a long career as a Partner managing legal matters at PricewaterhouseCoopers LLP, including as U.S. General Counsel and member of the 10-person U.S. Management Committee. Ms. MacDougall currently serves on the boards of directors of Opiant Pharmaceuticals, Inc. and Alopexx, Inc., a clinical stage biotechnology company which has filed an S-1 Registration Statement to be listed on The Nasdaq Capital Market. Ms. MacDougall has also served on the board of directors of Progenics Pharmaceuticals, Inc. until it was acquired by Lantheus Holdings, Inc. in June 2020, where she served as interim chair of the board of directors.

Investor contacts:

Adam Morgan

(646) 844-0030

campaign@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

Media contacts:

Longacre Square Partners

Dan Zacchei / Joe Germani

DZacchei@longacresquare.com / JGermani@longacresquare.com

Item 2: On June 7, 2022, the Velan-Repertoire Group launched a website to communicate with the Company’s stockholders regarding the Annual Meeting. The website address is: www.fixradius.com. The following materials were posted by the Velan-Repertoire Group to www.fixradius.com:

Fix Radius

HOME | A BETTER PATH FORWARD | NOMINEES | RESOURCES | HOW TO VOTE | CONTACT

IT'S TIME TO FIX RADIUS HEALTH

The Radius Board of Directors has overseen a persistent valuation gap driven by weak operating performance, poor corporate governance and a misguided corporate strategy

Our three highly qualified nominees will bring the expertise, impartiality and commitment required to fully maximize long-term value for all stakeholders

DISMAL SHARE PRICE PERFORMANCE

POOR CORPORATE GOVERNANCE

The interconnected Board has shown a disturbing pattern of entrenchment and disregard for stockholder interests

LACK OF ALIGNMENT WITH STOCKHOLDERS

The Board collectively owns ~0.2% of the Company, excluding options and performance units – indicating minimal alignment with stockholders

STRATEGIC MISMANAGEMENT

The shift away from endocrinology and TYMLOS to focus on neurology is driven by the CEO's background and external business ventures overseen by other existing directors rather than the Company's best interests, in our view

Radius' Persistent Underperformance

	1 YR	3 YR	5 YR	Since IPO	Since Mr. Martin Joined
Radius	-59%	-54%	-81%	5%	-49%
NBI (NASDAQ Biotechnology)	-16%	15%	27%	55%	-1%
CCMP (NASDAQ Composite)	2%	78%	131%	223%	51%
RTY (Russell 2000)	-11%	33%	52%	85%	53%
RAY (Russell 3000)	8%	58%	90%	141%	51%
RDUS Relative Returns vs:					
NBI (NASDAQ Biotechnology)	-43%	-69%	-108%	-51%	-48%
CCMP (NASDAQ Composite)	-61%	-132%	-212%	-219%	-100%
RTY (Russell 2000)	-48%	-87%	-133%	-81%	-102%
RAY (Russell 3000)	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

Fix Radius

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